PPM HOLDINGS, INC.
                                PPM AMERICA, INC.
                                PPM FINANCE, INC.

                           CODE OF ETHICS AND CONDUCT
                           --------------------------

     As an investment adviser, PPM America, Inc. ("PPMA") owes its clients, and the shareholders of any mutual fund for which it is adviser or subadviser, the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of PPMA is to avoid any conflict of interest. In furtherance of this fundamental policy, this Code of Ethics and Conduct ("CODE") has been adopted by PPMA, by PPMA's immediate parent company, PPM Holdings, Inc. and by PPMA's affiliated company, PPM Finance, Inc. PPMA, PPM Holdings and PPM Finance are referred to collectively in the Code as "PPM."

     PPM has adopted a separate Code of Ethics for Certain Employees of Jackson National Life Insurance Company ("CODE FOR JNL COVERED PERSONS").

     This Code applies to each employee of PPM, including all executive officers of PPMA, PPM Holdings or PPM Finance, to any temporary employee of PPM as determined by the Chief Compliance Officer and to certain employees of Jackson National Life Insurance Company who work in or adjacent to PPM's Chicago office (each referred to collectively in the Code as an "EMPLOYEE"). The Code does not apply to employees of Jackson National Life Insurance Company who are "COVERED PERSONS" under the Code for JNL Covered Persons.

     This Code contains many references to the "CHIEF COMPLIANCE OFFICER." References to the Chief Compliance Officer mean the Chief Compliance Officer of PPMA, or a person designated by the Chief Compliance Officer to assume responsibility for a particular function (for example, to monitor personal securities transactions, or to consider requests for preclearance of transactions) or during a period of time (for example, during an absence of the Chief Compliance Officer).

     Throughout this Code, you will see references to the iTrade System ("ITRADE"). iTrade is an electronic personal securities trading compliance system that is available on PPM's intra-net. PPM has adopted iTrade to perform automatically a variety of compliance functions required by the Code and Securities and Exchange Commission regulations. Each Employee subject to this Code must be familiar with how iTrade works. If at any time iTrade is not functioning correctly, you may not effect a personal trade until the problem has been addressed, or you have contacted the Chief Compliance Officer for further instructions. An Employee may use iTrade through a computer link-up outside of the office. If you are required to pre-clear a trade (as discussed below) and do not have access to iTrade outside the office, you must contact the Chief Compliance Officer for instructions.

     Each Employee should consult with the Chief Compliance Officer or with PPMA's General Counsel regarding any question about the Code or other issues relating to PPM's fiduciary obligations to its clients before taking any action.

     Please also remember that PPM has developed Policy and Procedures Regarding Inside Information and Chinese Walls ("INSIDE INFORMATION POLICY"), and has also adopted a Policy and

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Procedures for Certain JNL Covered  Persons  Regarding  Inside  Information  and
Chinese Walls. Please refer to the Inside Information Policy as appropriate.

                              I. GENERAL STANDARDS

     A. FAIR DEALING. Each Employee shall act in a manner consistent with the obligation of PPM and each person covered by the Code to deal fairly with all clients when taking investment action. Any investment idea developed by an Employee in the course of the Employee's work for PPM shall be made available for use by PPM's clients prior to any personal trading or investment by any Employee based on those ideas, including trading or investment by an Employee directly or indirectly.

     B. PERSONAL SECURITIES TRANSACTIONS. No Employee may purchase or sell any security in which the Employee has a beneficial interest, or in an account (other than the account of a PPM client) directly or indirectly controlled or influenced by the Covered Person, except in accordance with this Code. See
Section II.A. for a list of the specific transactions covered by this Code and APPENDIX A for examples of situations in which a person covered by the Code will be deemed to have a beneficial interest in a security for purposes of the Code. Specific prohibitions and reporting requirements are contained in Sections III and IV of the Code.

     C. GIFTS, FAVORS, AND GRATUITIES. An Employee may not accept any gift, favor, gratuity or invitation offered by any broker, client, approved company (i.e., a company whose securities are held by a PPM client), supplier, or other person or organization with whom PPM has a business relationship, that creates a conflict between the Employee's personal financial interest and the interests of PPM's clients. Specifically, an Employee may not accept any such gift, favor, gratuity or invitation except those extended as a customary courtesy of business life. Prohibited gifts or gratuities include the receipt of any credit facility, personal investment opportunities or other special treatment from any broker or dealer that is not available from that broker or dealer to similarly situated customers not in the securities or investment management business. Additional prohibitions, restrictions or policies relating to the receipt of gifts, favors and gratuities may be established from time to time at the request of a client or an affiliate of PPM.

     No Employee should offer any gift, favor, gratuity, or invitation that influences decision-making or otherwise creates a conflict of interest on the part of the intended recipient.

     D. CONFIDENTIALITY. Information relating to any client's portfolio or activities is strictly confidential and shall not be disclosed, orally or in writing, to anyone outside PPM, unless that Employee has been specifically authorized to release that information by the Chief Compliance Officer or PPMA's General Counsel.

     E. SERVICE AS A DIRECTOR. No Employee shall serve on the board of directors (or equivalent) of any company with a class of publicly-held securities, except in accordance with the Compliance Procedures for Employees to Serve on the Board of Directors of a Public Company, a copy of which is attached as APPENDIX D. Board service increases the likelihood of becoming aware of material, non-public information, particularly in the case of any company with a class of publicly held securities. Please also refer to PPM's Inside Information Policy.

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     F.  EXEMPTIONS  FROM THE CODE'S  PROVISIONS.  The purpose of the Code is to prevent the damage that might result from a conflict between the interests of an Employee and PPM's clients, not to impose undue financial burdens on persons subject to the Code. For that reason, the Chief Compliance Officer has the authority to grant an exemption, in advance of any proposed transaction, from any provision of this Code (except the provisions requiring (i) reporting of personal securities transactions and (ii) preclearance of acquisitions of securities in private placements) if, in the judgment of the Chief Compliance Officer, (a) compliance with the provision of the Code would result in financial hardship to the Employee or (b) the proposed conduct involves no material opportunity for abuse and, in each case, the requested exemption would not result in any breach by PPM of its duties to its clients. Exemption of a proposed transaction from the Code is expected to be granted very rarely.

                      II. TRANSACTIONS COVERED BY THE CODE
                             AND EXEMPT TRANSACTIONS

     This Code regulates personal securities transactions as a part of the effort by PPM to detect and prevent conduct that might create an actual or potential conflict of interest with a client. The Code flatly prohibits certain transactions and establishes reporting requirements for ALL PERSONAL SECURITIES TRANSACTIONS, except those listed in Sections II.B.1 and II.B.4.

     A. TRANSACTIONS COVERED BY THE CODE. Every transaction in a security by or for the benefit of an Employee is subject to the Code, including the acquisition or disposition of a security by gift or the acquisition of securities through an automatic dividend reinvestment plan.

     Security is defined very broadly for purposes of the Code. Transactions involving options, warrants, and futures contracts are subject to the same restrictions and procedures as those set forth in this Code with respect to the underlying securities.

     The Code covers transactions in:

     o    the personal account of an Employee,

     o    the  account  of  any  member  of  the  Employee's   immediate  family
          (including spouse, minor children or any relative living in the Employee's home),

     o any other account in which the Employee has a direct or indirect financial or "beneficial" ownership interest, and

     o in any account (other than an account for a PPMA client) controlled by or under the influence of the Employee.

As required by the Securities and Exchange Commission, beneficial interest is defined broadly; see APPENDIX A to the Code for examples of ownership arrangements covered by the Code. Having a beneficial interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

     If you have any question about whether a transaction is covered by the Code, contact the Chief Compliance Officer before taking any action.

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     B.   EXEMPT   TRANSACTIONS.   The   following   transactions   are  "EXEMPT
TRANSACTIONS" for purposes of this Code:

     1. purchases or sales of securities effected in any account over which an Employee has no direct or indirect influence or control or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and with respect to which the Employee does not in fact influence or control purchase or sale transactions;

     2. purchases or sales of securities which are involuntary on the part of the Employee (for example, the redemption of a debt security by the issuer);

     3. purchases of securities by exercising rights that were issued pro rata to all holders of a class of securities, but only if the Employee acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of rights that were acquired by the Employee by pro rata issuance directly from the issuer;

     4. securities transactions involving: shares of registered open-end mutual funds; direct obligations of the government of the United States; bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt securities, including repurchase agreements; and

     5. securities transactions in a unit investment trust that holds itself out as an index-tracking stock (e.g., QQQ shares traded on the NASDAQ stock market).

                         III. PERSONAL INVESTMENT RULES

     A.   PROHIBITED TRANSACTIONS. The following transactions are prohibited:

     1. FRONT-RUNNING. No Employee shall engage in "front-running" an order or recommendation. Front-running consists of executing a personal securities transaction in the same or underlying securities, options, rights, warrants, convertible securities, or other related securities, based on the knowledge of a forthcoming transaction or recommendation by PPM.

     2. SECURITIES ON RESTRICTED LISTS; INSIDE INFORMATION POLICY. No Employee may purchase or sell any security prohibited by the Inside Information Policy, including:

          a.   any security on the Firm Wide Restricted List;

          b. for Employees designated in the Inside Information Policy as members of the PRIVATE INVESTMENT AND ACCESS GROUPS, any security on the Private Restricted List; and

          c. for Employees designated in the Inside Information Policy as members of the WORKOUT AND WORKOUT INFORMATION ACCESS GROUPS, any security on the Workout Restricted List.

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          d.   for  Employees  designated  in the Inside  Information  Policy as members of the SPECIAL INVESTMENTS GROUP, any security on the Special Investments Restricted List.

          e. for Employees designated in the Inside Information Policy as members of the CREDIT ANALYSIS GROUP, any security on the Credit Analysis Restricted List.

          See  the  Inside   Information   Policy  for  more   information   and
          definitions.

          PPMA also maintains a JNL Covered Persons Private Restricted List and a JNL Covered Persons Workout Restricted List, each of which restrict the trading of JNL Covered Persons.

     3. BLACKOUT-PERIOD FOR CLIENT TRANSACTIONS. No Employee may purchase or sell any security which: (a) is being purchased or sold on behalf of a client (i.e., an order has been entered but not executed for a client), (b) has been purchased or sold by a client during any of the prior seven calendar days, or (c) is being planned for purchase or sale on any client's behalf during any of the next seven days. Notwithstanding the prohibition in the preceding paragraph, no blackout period will apply to Exempt Transactions, as defined in
          Section II.B. of the Code, or to any transaction in a security which is being purchased or sold, has been purchased or sold, or is being planned for purchase or sale, on behalf of a PPMA client exclusively by a foreign affiliate of or subadviser to PPMA.

     4. PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS. Except as noted below, no Employee may initiate, recommend, or in any other way participate in a personal securities transaction in securities that are not Exempt Transactions (as defined in Section II.B. above) unless that transaction has been pre-approved as described in III.B. below. Notwithstanding the foregoing, the Chief Compliance Officer may designate, from time to time, certain employees of JNL who work in PPM's Chicago office who shall be exempt from the pre-approval requirements of this Code. However, personal securities transactions for such Employees will be subject to review by the Compliance Department in connection with regular required reporting of all securities trades.

     5. INITIAL PUBLIC OFFERINGS. No Employee may purchase any equity security or any security convertible into an equity security in an initial public offering ("IPO") of that security.

     6. PRIVATE PLACEMENTS. No Employee may purchase any security in a private placement without the prior written approval of the Chief Compliance Officer.

     7. SHORT SALES. No Employee may sell short any security that is held in any PPMA client account.

     8. DEALING WITH CLIENTS. No Employee may sell or purchase any security to or from a client portfolio for that Employee's account, for any account in which the Employee has or would have a beneficial interest, or for any account directly or indirectly controlled by or under the influence of the Employee.

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     9.   BETS. No Employee  shall make a wager or bet of any kind on the change in the price of any security or the value of any securities index.

     B.   PROCEDURES FOR PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS.

     1. TRANSACTIONS FOR WHICH PRE-APPROVAL IS REQUIRED. Except for Exempt Transactions (as defined in Section II.B. above), each Employee (except those JNL employees designated by the Chief Compliance Officer pursuant to Section III.A.4 above) MUST input each proposed personal securities trade into iTrade, respond to each question posed by that system and receive its authorization to initiate, recommend, or in any other way participate in a personal securities transaction of any kind (including purchases, sales, exercises and exchanges). In responding to each iTrade question, an Employee must respond fully, and must accurately disclose any relationship between the security proposed to be purchased and any security held or planned to be acquired by any PPM client (for example, the security proposed to be purchased has been made available because of purchases of the same or related securities by PPM clients). If iTrade does not accept the CUSIP or other identifying marker for the security (e.g., transactions in a limited partnership), the Employee must seek written pre-approval from the Chief Compliance Officer to execute that trade. In addition, if iTrade does not process your pre-approval request, you must seek the written pre-approval of the Chief Compliance Officer before executing your personal trade.

     2. APPROVAL OF A PERSONAL TRADING REQUEST. iTrade generally will approve a personal securities transaction if:

          a.   the transaction is not prohibited by the Code;

          b.   the transaction does not violate PPM's Inside Information Policy;
               and

          c.   the  transaction   does  not  involve  violate  any  other  rules
               established in iTrade by the Compliance Department from time to time.

     3. EXECUTING A PRE-APPROVED TRANSACTION. iTrade pre-approval of a securities transaction is effective for the same business day on which the approval is granted.1 If an Employee becomes aware of a significant change in the circumstances on which iTrade approval was based before the transaction is executed, the Employee shall be required to seek re-approval through iTrade.

     4. EFFECT OF PRE-APPROVAL. The approval of any personal securities transaction does not relieve an Employee of that Employee's responsibilities under the federal securities laws, including those relating to insider trading, or PPM's policies, including this Code.

     C.   REPORTS OF PERSONAL INVESTMENTS AND TRANSACTIONS.

     1.   INITIAL  AND  ANNUAL  ACCOUNT  AND  HOLDINGS  REPORT.   Upon  entering
          employment with PPM and annually thereafter, every Employee must submit to the Chief

-------------------
1 Accordingly, approval for limit orders must be renewed every business day until the order is filled or withdrawn.

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          Compliance Officer a Personal  Securities Accounts and Holdings Report
          ("PERSONAL SECURITIES REPORT") (a copy of which is attached as APPENDIX B) with respect to every security and securities account in which the Employee has or expects to have a beneficial interest and every account (other than an account for a PPM client) for which he or she exercises influence or control over investment decisions. A similar Personal Securities Report is contained in iTrade.

          a. SECURITIES ACCOUNTS. As to securities accounts, the Personal Securities Report requires the Employee to identify the brokerage firm at which each such account is maintained, the title of the account, the account number, and the names and addresses of all individuals with a beneficial interest in the account.

               WHEN  AN  EMPLOYEE  OPENS A NEW  SECURITIES  ACCOUNT,  CLOSES  AN
               EXISTING ACCOUNT, OR NO LONGER HAS INFLUENCE OR CONTROL OVER AN ACCOUNT, THE EMPLOYEE SHALL PROMPTLY NOTIFY THE COMPLIANCE DEPARTMENT OF SUCH CHANGE.

          b. SECURITIES HOLDINGS. As to securities holdings, the Personal Securities Report requires disclosure of the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Employee's interest in the security, and the brokerage firm where it is held. An Employee need not enter into the Personal Securities Report the types of securities listed as Exempt Transactions in Sections II.B.1. and II.B.4.

          c.   TIMING OF REPORTS.

               i. INITIAL REPORT. The initial Personal Securities Report must be provided to the Compliance Department within 10 days after an Employee's commencement of employment with PPM, reporting the Employee's securities accounts and holdings as of the date of employment.

               ii. ANNUAL REPORT. The annual Personal Securities Report shall be generated by the Compliance Department as of February 28 of each year, reporting each Employee's securities accounts and holdings as of December 31 of the prior year. Each Employee is required to check his or her annual Personal Securities Report provided by the Compliance Department and, to the extent that securities that are required to be disclosed in such report are not reflected, the Employee must report such securities on a hard copy of Personal Securities Report attached hereto as APPENDIX B. Prior to February 28 of each year, the Chief Compliance Officer shall remind Employees of this requirement.

     2. CONFIRMATIONS AND STATEMENTS. Each Employee is responsible for arranging to have confirmations and monthly account statements for each account listed by the Employee in the Employee's Personal Securities Report sent by the broker or other entity holding the account to the Chief Compliance Officer.

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     3.   TRANSACTION  REPORTING.  Each  Employee  shall  report  all  completed personal securities transactions to the Chief Compliance Officer within 10 days following the end of the month in which the transaction was completed. IN MOST CASES, AN EMPLOYEE'S REPORTING OBLIGATIONS WILL BE SATISFIED BY THE CONFIRMATIONS AND STATEMENTS THE EMPLOYEE CAUSES TO BE DELIVERED TO THE CHIEF COMPLIANCE OFFICER. HOWEVER, ANY TRANSACTION OR ANY NEW ACCOUNT WHICH, FOR ANY REASON, IS NOT INCLUDED IN THE CONFIRMATIONS AND ACCOUNT STATEMENTS BEING PROVIDED TO THE CHIEF COMPLIANCE OFFICER SHALL BE REPORTED BY THE EMPLOYEE.

          Monthly transaction reports, if required, shall include the following information for each transaction:

               o    the date of the transaction;

               o title, interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

               o the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

               o    the price at which the transaction was effected;

               o the name of the broker, dealer or bank with or through which the transaction was effected; and

               o    the date the report is submitted.

          IN ADDITION, WHEN AN EMPLOYEE OPENS A NEW SECURITIES ACCOUNT, CLOSES AN EXISTING ACCOUNT, OR NO LONGER HAS INFLUENCE OR CONTROL OVER AN ACCOUNT, THE EMPLOYEE'S MONTHLY REPORT SHALL DISCLOSE SUCH CHANGE AND SHALL INCLUDE:

               o the name of the broker, dealer or bank with whom the account was established;

               o    the date the account was established; and

               o    the date the report is submitted.

     4. REPORTS OF COMPLIANCE OFFICERS AND GENERAL COUNSEL. Reports relating to the personal securities transactions of each Compliance Officer other than the Chief Compliance Officer shall be delivered to the Chief Compliance Officer. Reports relating to the personal securities transactions of the General Counsel of PPMA shall be delivered to the Chief Compliance Officer, if the General Counsel is not then the Chief Compliance Officer, or to a designated Compliance Officer. Reports relating to the personal securities transactions of the Chief
          Compliance Officer shall be delivered to a designated Compliance Officer.

     5. REPORTS MAY BE IN ANY FORM. Monthly reports filed by an Employee pursuant to this Code may be in any form that includes all of the information required (including copies of confirmations or account statements).

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          AN EMPLOYEE  WILL BE DEEMED TO HAVE  SATISFIED  THE MONTHLY  REPORTING
          REQUIREMENT, AND IS NOT REQUIRED TO FILE A MONTHLY REPORT OF ANY TRANSACTION EXECUTED THROUGH BROKERAGE OR OTHER ACCOUNTS IDENTIFIED TO THE CHIEF COMPLIANCE OFFICER AND FOR WHICH DUPLICATE CONFIRMATIONS OR MONTHLY ACCOUNT STATEMENTS SHOWING ALL TRANSACTIONS ARE DELIVERED TO THE CHIEF COMPLIANCE OFFICER.

                         IV. ADMINISTRATION OF THE CODE

     A.   COMMUNICATIONS.

     1. INITIAL COMMUNICATION AND CERTIFICATION. Upon adoption of the Code or the commencement of employment, each Employee is provided with a copy of the Code. At that time, each Employee also is scheduled to discuss the Code with the Chief Compliance Officer. Each Employee is required to acknowledge his or her understanding of the Code's prohibitions and requirements by acknowledging receipt and understanding of the Code in iTrade.

     2. ANNUAL CERTIFICATION. Each year PPM recirculates the Code to its Employees and requires that each of them affirm in that they have read and understand the Code and that the Employee will comply with the Code. A copy of the form of this Certification is attached as APPENDIX C hereto.

     3. QUESTIONS. Persons subject to the Code are encouraged to direct any questions that may arise concerning the Code and its prohibitions to the Chief Compliance Officer or to PPMA's General Counsel.

     B.   REVIEW OF PERSONAL SECURITIES TRANSACTIONS.

     1. REVIEW OF CONFIRMATIONS. iTrade shall match duplicate trade confirmations that it has received electronically or which have been entered into it manually, with all the pre-approval entries, to ensure that all trades have received prior iTrade authorization, if required.

          If iTrade indicates that a securities transaction was effected which was required to be pre-approved, but for which no authorization or other prior written approval was obtained or which was executed after approval expired, the Chief Compliance Officer shall discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and shall make a written record of the matter. A copy of that record shall be retained in that Employee's personal securities transactions file. This action does not preclude any other sanction for violation of the Code.

     2. MONTHLY REVIEW. On a monthly basis, the Chief Compliance Officer shall review each Employee's personal securities transactions, using iTrade, confirmations, and other account documentation to look for indications of improper personal securities transactions. The Chief Compliance Officer shall discuss any questionable transactions with the Employee who effected the trade and make such other inquiries as the Chief Compliance Officer in his discretion

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          deems  appropriate.  The Chief Compliance Officer shall make a written record of any determination made and the reasons underlying that determination.

     C. RECORDKEEPING. The Chief Compliance Officer shall maintain the records listed below for a period of five years, for the first two years at PPM's principal place of business in an easily accessible place:

     1. LIST OF PERSONS COVERED BY THE CODE. A list of all Employees, which shall constitute a list of all persons subject to the Code during the period.

     2. COMPLIANCE CERTIFICATES. A record of each annual certification by all Employees acknowledging receipt of copies of the Code and acknowledging that they are subject to it, and, in the case of Employees subject to the Code in prior periods, certifying that he or she complied with the Code during that prior period.

     3. CODES. A copy of each code of ethics that has been in effect at any time during the period.

     4. REPORTS. A copy of each Personal Securities Report, iTrade record, confirmation and monthly statement submitted by an Employee and a record of any known violation and action taken as a result thereof during the period.

     5. PRIVATE PLACEMENT APPROVAL. A copy of each record evidencing prior approval of, and the rationale supporting, an acquisition by an Employee of securities in a private placement.

     D. ANNUAL REVIEW OF PROCEDURES. The Code shall be reviewed by PPM's management at least annually to assess its effectiveness, in conjunction with PPM's other policies and procedures, in preventing improper and illegal personal securities trading by PPM's Employees.

     E. REVIEW BY FUNDS' BOARDS. The Chief Compliance Officer and an appropriate officer of any mutual fund for which PPMA serves as investment adviser (who may be an officer or employee of PPMA) shall prepare an Annual Report to the board of any mutual fund for which PPMA serves as investment adviser or subadviser that:

     1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

     2. describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

     3. certifies to the board that the mutual fund has adopted procedures reasonably necessary to prevent its investment persons and access persons from violating the Code; and

     4.   identifies  any  recommended  changes  in  existing   restrictions  or
          procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 10

               V. CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

     If the Chief Compliance Officer determines that a material violation or possible violation of any of the provisions of this Code has occurred, the Chief Compliance Officer shall report that determination to the President of PPMA (or, if the violation of the Code is believed to involve the President, to the Chief Executive Officer of Prudential plc's North American businesses or other appropriate executive officers of PPM's corporate parent). The Chief Compliance Officer shall discuss the matter with the Employee. If the President of PPMA or other executive agrees with the determination of the Chief Compliance Officer, the Chief Compliance Officer shall report any material violations to the Board of Directors of PPMA and/or to the board of any mutual fund of which PPMA is investment adviser or subadviser.

     PPMA's Board of Directors may impose such sanctions against the Employee as it deems appropriate under the circumstances. Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment.

     Violations of this Code may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

                        EXAMPLES OF BENEFICIAL OWNERSHIP
                        --------------------------------

     You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

     1. Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

     2. Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

     3. Securities held by a pledgee for your account;

     4. Securities held by a trust in which you have an interest. A remainder interest will confer beneficial ownership only if you have power to exercise or share investment control over the trust.

     5. Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust.

     6. Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

     7. Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 11

     8. Securities held by a personal holding company controlled by you alone or jointly with others;

     9. Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

     10. Securities held in the name of your minor children or in the name of any immediate family member of you or your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household;

     11. Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

     12. Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.

     13. Securities held by an investment club in which you are a member.

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 12

                PERSONAL SECURITIES ACCOUNTS AND HOLDINGS REPORT

     In accordance with PPM's Code of Ethics and Conduct (the "CODE"), please provide a list of all of your securities accounts and securities holdings in which you have a beneficial interest. More detailed instructions are set forth below. You will be asked to complete this report in PPM's electronic compliance system, iTrade, upon entering employment and annually thereafter. In addition, during the course of the year, if you open a new account or otherwise obtain a beneficial interest in a securities account, the Code requires that you report that new account in iTrade. If you have any question as to whether a security account or holding should be reported on this Report, you should consult with the Chief Compliance Officer.

     Please provide a list identifying all securities accounts in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. If you have any question as to whether an account should be reported, you should consult with the Chief Compliance Officer.

================================================================================

NAME OF ACCOUNT                Account Number            Name of Brokerage Firm

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================
            NOTE: CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 13

     2. Please provide a list of all securities in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. You need not include securities indicated in Sections II.B.1. and II.B.4 of the Code, but you must report those Exempt Transactions indicated in Sections II.B.2, II.B.3 and II.B.5 of the Code. If you do not have any securities holdings to report, write NONE. INSTEAD OF COMPLETING THIS FORM, YOU MAY PROVIDE THE CHIEF COMPLIANCE OFFICER COPIES OF THE MOST RECENT STATEMENTS OF EACH OF THE ACCOUNTS LISTED ABOVE.

================================================================================
                                          Number of
                                          Shares or
                          Type of        Principal2
NAME OF SECURITY         Security1         Amount      Brokerage Firm Where Held
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================
         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

     I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE, AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.


_______________________________        _________________________________________
             Date                                      Signature


------------------------
1 Insert the following symbol as pertinent to indicate the type of security held: C-common stock, P-preferred stock, O-option, W-warrant, D-debt security, and X-other.

2    For Debt Securities.

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 14

                                PPM AMERICA, INC.


                             COMPLIANCE CERTIFICATE



_________________________
Name (print or type)

     This is to certify that the attached Code of Ethics and Conduct ("Code") was distributed on _____________________, 200___. I have read and understand the Code. I certify that I will comply with these policies and procedures during the course of my employment and that, since my last Compliance Certification (if any), I have complied with the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of these policies and procedures. I UNDERSTAND THAT VIOLATION OF THE CODE SHALL BE GROUNDS FOR DISCIPLINARY ACTION OR DISMISSAL AND MAY ALSO BE A VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.


______________________________            ______________________________________
Date                                      Signature

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 15

  COMPLIANCE PROCEDURES FOR EMPLOYEES TO SERVE ON THE BOARD OF DIRECTORS OF A
                                 PUBLIC COMPANY

For an Employee (as such term is defined under the Code of Ethics and Conduct for PPM Holdings, Inc., PPM America, Inc. and PPM Finance, Inc., as amended from time to time (the "Code")) to serve as a Director to any "public" company ("Company"), the following procedures must be complied with:

     1. The Employee must receive the prior written approval from management of PPM America before he/she can serve on the board of directors of a company that issues publicly-traded securities, whether equity or debt. This prior approval requirement also extends to situations where the PPM Employee serves on the Board of a PRIVATE company that to the actual knowledge of the Employee, is likely to be going public within the next three months, pursuant to the following process:

          A. The PPM Employee must complete the form attached as EXHIBIT A to this APPENDIX D, and submit the completed form to the Compliance Department for review and recommendations;

          B. Following its review, the Compliance Department shall forward the request by email to members of the Management Committee of PPM for review and comment;

          C. The request, recommendations from the Compliance Department and responses from the Management Committee of PPM will then be reviewed at a meeting of the Conflicts Committee of PPM for final consideration.

               i. In the event that a member of the Conflicts Committee has requested a directorship pursuant to these Procedures, such member of the Conflicts Committee shall recuse themselves from participation in the deliberations of the Committee with respect to the request; and
               ii. In the event that the President of PPM has requested a directorship pursuant to these Procedures, such request shall also be approved by the President's direct supervisor within the Prudential plc organization.

          D. The decision of the Conflicts Committee will be communicated to the Compliance Department, who will in turn notify the PPM Employee in writing of the decision regarding the request.

2. Once the PPM Employee becomes a member of the Board of the Company, PPM's Chief Compliance Officer immediately shall, as s/he deems appropriate after consideration of all the factors, place the names of all public securities issued by the Company on the Firmwide Restricted List, Private Restricted List, Workout Restricted List, Special Investments Restricted List or Credit Analysis Restricted List.

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 16

3. Only in certain situations will the firm consider lifting the trading restriction to permit an applicable Employee to effect a transaction on behalf of a client. Requests for an exemption must be submitted in writing to PPM's Chief Compliance Officer. Prior to granting a waiver to any restricted list to permit trading in a security included on that list by reason of this policy, the Chief Compliance Officer, or his designee, will perform the following "due diligence" steps:

     o Determine whether the proposed transaction complies with the Company's Insider Trading policy and procedures.

     o Contact the Company representative to determine whether the PPM Employee serving as Director to the Company is aware of any material, non-public information related to the Company.

     o Discuss directly with the PPM Employee who is serving as a Director to the Company, and the investment manager(s) proposing the trade on behalf of a client account or the PPM Employee requesting to trade for his/her personal account whether such individual(s) is aware of any information related to the Company.

     o    Determine  the  current  state  of  publicly   available   information
          concerning the Company.

     o Maintain a record of the due diligence that was performed as a basis for allowing or disallowing the transaction.

4. Upon concluding that it is appropriate to grant a waiver from the trading restriction the Chief Compliance Officer, or his designee, will generally include a window period in which to complete the transaction. The window period will generally be no longer than two weeks but could be longer or shorter at the discretion of the Chief Compliance Officer. If, during the approved window during which a waiver is effective, the PPM Employee who is serving as a Director to the Company or the investment manager(s) proposing the trade on behalf of a client account receive any information which is potentially material non-public information about the Company, such person shall be required to immediately inform the Chief Compliance Officer about the receipt of such information, in which case, the Compliance Officer shall determine whether such information is material and non-public. If the Chief Compliance Officer determines that the information is material and non-public, the waiver shall immediately expire.

5. No personal compensation or economic benefit for service as a Director may be accepted by the PPM Employee serving as Director unless such compensation is approved by the Conflicts Committee. Compensation which is provided directly to the account of the appropriate PPM client(s) may be accepted with the approval of the Chief Compliance Officer. The PPM
     Employee serving as a Director may accept remuneration for reasonable travel costs incurred as part of performing his/her duties as a Director and may accept and/or participate in entertainment provided by the Company, so long as such

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 17
     entertainment is provided to all of the other Directors of the Company or is provided in the ordinary course of the Company's business.

6. The Company's securities will be removed from the applicable PPM restricted list at the end of the calendar quarter next following the resignation or removal of the PPM Employee from the Board of the Company.

7. PPM's Chief Compliance Officer, or his designee, shall maintain a confidential "watch" list of the securities placed on any PPM restricted list BY REASON OF THIS POLICY and shall monitor trading by employees whose trading is not subject to the respective lists, whether for personal accounts or on behalf of PPM clients, as the Chief Compliance Officer deems appropriate to carry out the policy and purpose of the Code.

8. A violation of these compliance procedures may result in removal from the Company's Board and/or other sanctions described in PPM's Policy and Procedures Regarding Inside Information and Chinese Walls.

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 18

                       OUTSIDE DIRECTORSHIP APPROVAL FORM

Pursuant to Section I(E) of the Code of Ethics and Conduct (the "Code") of PPM America, Inc. ("PPMA"), PPM Holdings, Inc. and PPM Finance, Inc. (collectively, "PPM"), employees as defined under the Code are generally prohibited from serving as a director (or equivalent) of any company with a class of publicly-held debt or equity securities, or any other company that will be issuing public securities within the next three month period (a "Company"). However, employees may serve as a director of a Company in accordance with the Compliance Procedures for Employees to Serve on the Board of Directors of a Public Company set forth in APPENDIX D of the Code ("the Procedures").

The Procedures require that an Employee seeking to serve as a director of a Company must receive prior written approval from management of PPM before he/she can serve on the Board of Directors of a Company. IN ORDER TO FACILITATE THE PROCESS OF REVIEWING A REQUEST TO SERVE AS A DIRECTOR OF A COMPANY, PLEASE PROVIDE THE FOLLOWING INFORMATION:

PART I. GENERAL COMPANY INFORMATION (TO BE COMPLETED BY THE EMPLOYEE)
---------------------------------------------------------------------

1) State the full name and address of the Company in which you seek to become a director:

________________________________________________________________________________


2) State the name and phone number of the Company's in-house counsel or other Company representative primarily responsible for administering the Company's Insider Trading policy and procedures and administering such Company's directorship related indemnification and insurance coverage:


________________________________________________________________________________



3) Describe (to the best of your knowledge) any current or anticipated conflicts of interest between the Company and PPM or any of their respective affiliates. If you believe there are none, please so indicate and state the reason why:

________________________________________________________________________________


4) State the date in which your proposed term as director is expected to become effective and the length of the term to which you may be elected:

________________________________________________________________________________


5) Describe any compensation or economic benefit to be paid in connection with your service as a director. State to whom do you anticipate such compensation to be paid:

________________________________________________________________________________


6) Describe any remuneration for travel costs and/or participation in entertainment to be provided by the Company other than any that will be incurred (i) as part of your performing your duties as a director, (ii) provided to all other directors of the Company and (iii) provided in the ordinary course of the Company's business:


________________________________________________________________________________

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 19

7) IN ADDITION, A COPY OF THE COMPANY'S INSIDER TRADING POLICY AND PROCEDURES APPLICABLE TO COMPANY INSIDERS, INCLUDING INFORMATION RELATING TO RESTRICTIONS ON TRADING BY INSIDERS OF THE COMPANY AND ANY "WINDOW PERIOD" DURING WHICH TRADING BY COMPANY INSIDERS IS PERMITTED MUST BE PROVIDED HEREWITH.

8) Please confirm that all filings pursuant to applicable securities or other laws (such as Forms 3, 4 and 5 under the Securities Act of 1934, as amended) will be made by the Company's counsel and that copies will be provided to PPMA compliance on an ongoing basis.


9) PLEASE OBTAIN AND PROVIDE TO COMPLIANCE COPIES OF THE COMPANY'S PROVISIONS FOR INDEMNIFICATION AND INSURANCE COVERAGE APPLICABLE TO SUCH DIRECTORSHIP.

EMPLOYEE CERTIFICATION
----------------------

I certify that the above information is accurate to the best of my knowledge. I also certify that I will promptly report any changes in the foregoing information as soon as practical, upon my receipt thereof, to the Chief Compliance Officer of PPMA.


__________________________    ______________________    ________________________
Name                          Title                     Department


________________________________________________        ________________________
Signature                                               Date


PART  II:  HOLDINGS  IN THE  COMPANY  (TO BE  COMPLETED  BY THE  PPM  COMPLIANCE
--------------------------------------------------------------------------------
DEPARTMENT)
-----------

Does any account managed by PPM hold securities or other debt of the Company? _________ If yes, describe below.

________________________________________________________________________________

INDICATE THE APPROPRIATE RESTRICTED LIST, IF ANY, FOR THIS CIRCUMSTANCE BASED ON CONSIDERATION OF APPLICABLE FACTORS INCLUDING THE EMPLOYEE'S POSITION AT PPM, THE NATURE OF THE INVESTMENTS IN SECURITIES OR OTHER DEBT OF THE COMPANY WHICH MAY BE HELD BY ANY CLIENT ACCOUNT, AND THE APPROPRIATE LEVEL OF MONITORING OF TRADING ACTIVITY BASED ON PPMA'S CHINESE WALL POLICIES.

___  Firmwide List

___  Other List  (indicate which list)   ____________________

___  No List


State whether any apparent conflict with PPMA's Code of Ethics was found. ___Yes ___No

_____________________________    ________________________    ___________________
Name                             Title                       Date

PART III: REVIEW BY MANAGEMENT COMMITTEE
----------------------------------------

Following the completion of Parts I and II above, this Form shall be circulated to the members of the Management Committee by email for review and comment as to any potential conflicts apparent to the members of the Management Committee resulting from such directorship.

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 20

PART IV: APPROVAL OF CONFLICTS COMMITTEE
----------------------------------------

Following the completion of Parts I, II and III above, this Form, together with responses received from the Management Committee, shall be circulated to the members of the Conflicts Committee for approval or denial.


 THE COMPLIANCE DEPARTMENT SHALL RETAIN IN ITS FILES A COPY OF THIS REQUEST AND RELATED INFORMATION, INCLUDING RESPONSES FROM THE MANAGEMENT COMMITTEE AND THE
                   DETERMINATION OF THE CONFLICTS COMMITTEE.

Memorial Funds Form N-1A - Exhibit (p)(2)                                Page 21